Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of May 20, 2010, by and between Michael P. DiMino (“Executive”), an individual, and Rural/Metro Corporation, a Delaware corporation (the “Company”).

The Company desires to employ Executive on a full-time basis and the Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Employment; Duties and Responsibilities. The Company will employ Executive as its President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”), and Executive accepts employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement. Executive shall have such duties and responsibilities as are consistent with Executive’s position as President and CEO of the Company, as determined by the Board. The Company reserves the right, in its sole discretion, to change or modify Executive’s position, title and duties during the term of this Agreement, subject to Executive’s rights under Section 9(c).

2. Term. Executive will commence his employment as President and CEO of the Company under the terms of this Agreement starting on June 1, 2010 (the “Commencement Date”). Executive will be employed under this Agreement until May 31, 2013 (the “Initial Term”), unless Executive’s employment is terminated earlier pursuant to Section 8. Thereafter, the Agreement will automatically renew for additional periods of one year (“Renewal Term(s)”), unless on or before March 1, 2013 (or March 1 of any Renewal Term), either Executive or the Company notifies the other in writing that it wishes to terminate employment under this Agreement at the end of the term then in effect; provided, however, that for purposes of Section 9 of this Agreement, the Company’s decision to provide notice of non-renewal shall be treated as a termination without “Cause” (as defined below) pursuant to Section 8(d) herein. The Initial Term and any Renewal Terms shall be referred to herein as the “Term.”

3. Board of Directors. Upon the Commencement Date (or as promptly as practicable thereafter), Executive shall be appointed to serve as a member of the Board. For so long as Executive is CEO, the Company shall use commercially reasonable efforts, subject to applicable law and regulations of the Nasdaq Capital Market, to cause Executive to be nominated for election as a director and to be recommended to the stockholders for election as a director. Upon any termination of employment as CEO, Executive will be deemed to have resigned from the Board, as well as the board of any Affiliate (as defined in Section 8(g)(1)) and Executive agrees that he will execute any and all documents necessary to effect such actions. The Company shall use commercially reasonable efforts to maintain commercially reasonable and appropriate levels of Directors and Officers liability insurance coverage during the Term, and for a period of six years thereafter.

4. Location. The location of Executive’s principal place of employment shall be in the Company’s principal executive offices in Scottsdale, Arizona; provided, however, that Executive shall travel and perform services outside of this area as reasonably required for the proper performance of Executive’s duties under this Agreement. Executive hereby agrees that he will relocate with his family from his current residence to the Scottsdale, Arizona metropolitan area no later than September 1, 2010.

5. Base Salary. The Company will pay Executive a base salary (“Base Salary”) at the annual rate of $550,000 per year. The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time, but no less than monthly. Executive’s Base Salary will be reviewed at least annually in accordance with the Company’s executive compensation review policies and practices.

6. Incentive Compensation.

(a) Bonus. Executive shall be eligible to earn annual incentive compensation based on the achievement of certain goals and performance criteria established by the Board, following consultation with Executive, pursuant to the Company’s Management Incentive Plan as in effect from time to time or any successor incentive compensation program maintained by the Company from time to time (the “MIP”). The Company agrees that Executive’s target bonus under the MIP for fiscal 2011 will be 85% of the Base Salary, with a maximum payout of 100% (or such higher maximum percentage as may be determined by the Board at the time of approval of the MIP for fiscal 2011). Notwithstanding anything herein to the contrary, Executive acknowledges the discretionary nature of the MIP.

(b) Equity Incentive.

(1) Initial Grant. No later than 60 days after the Commencement Date, subject to Board approval, Executive will receive an equity grant pursuant to and governed by the terms and conditions of the Company’s 2008 Incentive Stock Plan (the “Plan”). The equity grant shall have an aggregate target value equal to $500,000, which grant value shall be equally divided between Restricted Stock Units (“RSUs”) and Stock Appreciation Rights (“SARs”). The number of RSUs and SARs shall be determined according to the Company’s customary practice for valuing equity grants. The RSUs and SARs shall vest over a period of three years from the date of grant (subject to (i) acceleration in full as provided in the Change in Control Agreement between Executive and the Company of even date herewith (the “CIC Agreement”), (ii) acceleration in full if the acquirer in a Change in Control does not assume the Company’s obligations with respect to the RSUs and SARs, and (iii) continued vesting for a six-month period if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason), and the RSUs further shall include performance criteria to be established by the Board following consultation with Executive.

(2) Subsequent Participation. Executive acknowledges that the equity grant provided pursuant to Section 6(b)(1) is intended to enhance the alignment of the interests of Executive and the Company’s stockholders on an accelerated basis, and that accordingly Executive shall next be eligible to receive grants pursuant to the Plan commencing with the regular annual cycle of grants to senior executives and other key employees scheduled for September 2012, subject in all cases to Board approval. The target annual value of such subsequent grants is currently expected to be $500,000; but the awarding of future grants, their values, and their vesting conditions (currently anticipated to include three-year vesting and a performance condition for RSUs) are subject to Board approval.

7. Executive Benefits.

(a) Fringe Benefits; Vacation. The Company will provide Executive with such fringe benefits and other executive benefits on the same terms and conditions as generally applicable to senior management from time to time (e.g., health and long-term disability insurance, etc.); provided, however, that nothing herein shall preclude the Company from amending or terminating any employee or general executive benefit plans or programs in a manner generally applicable to all of the Company’s senior executives. Executive is entitled to four weeks’ paid vacation during each calendar year, with the scheduling of such vacation to be determined in accordance with the Company’s vacation policies as in effect from time to time. If Executive does not take the full vacation available in any year, the unused vacation may not be carried over to the next calendar year, and Executive will not be compensated for it.

(b) Reimbursement of Expenses. Executive shall be entitled to reimbursement for reasonable business expenses incurred in the performance of his duties hereunder and in accordance with the Company’s expense reimbursement policies as they exist from time to time or as otherwise approved by the Board.

(c) Relocation Benefits. Executive will be entitled to relocation benefits in accordance with “Level One” as set forth in the Company’s relocation policy (the “Relocation Policy”); provided, however, notwithstanding the Relocation Policy, the Company will provide Executive, or reimburse Executive for expenses reasonably incurred in connection with, as the case may be, (i) packing, shipping, temporary storage and transportation of household goods, (ii) one way airfare for Executive, his spouse and children to Scottsdale, AZ, (iii) temporary housing from June 1 through August 31, 2010, (iv) reasonable expenses incurred for bi-weekly return trips to Ohio prior to relocation (not to extend past September 1, 2010), (v) airfare and lodging for two house-hunting trips for Executive, his spouse and children, and (vi) an additional payment equal to one month’s Base Salary to defray incidental expenses incurred. Other exceptions to the Relocation Policy will be reviewed by the Compensation Committee of the Board. In addition, the Company shall provide a guaranteed buyout program for Executive’s residence through Cartus Relocation Services by entering into the Relocation Management Agreement in substantially the form attached hereto as Exhibit A

8. Termination. Executive’s employment under this Agreement shall terminate:

(a) Resignation by Executive without Good Reason. Upon the date that is 30 days after Executive gives written notice to the Company stating that Executive is resigning from his employment with the Company for any reason other than “Good Reason” (as defined below) unless such notice period is waived by the Company in whole or in part (in which case such termination shall be effective as of the date of such waiver);

(b) Resignation by Executive with Good Reason. Upon the effective date (if any) of Executive’s resignation for “Good Reason” as determined pursuant to Section 8(g)(3);

(c) Termination by the Company for Cause. Immediately upon written notice by the Company to Executive for Cause ;

(d) Termination by the Company without Cause. Upon the date that is 10 days after the Company gives written notice to Executive stating that Executive’s employment is being terminated without Cause;

(e) Death. Immediately upon the death of Executive; or

(f) Disability. Upon the date that is 10 days after the Company gives written notice to Executive stating that Executive’s employment is being terminated on account of Executive’s “Disability” (as defined below).

(g) Definitions. For purposes of this Agreement:

(1) “Affiliate” means any subsidiary or parent of the Company that is: (i) a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (“Code”) as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(2) “Cause” will exist if the Company determines that Executive (i) willfully or through gross negligence acted or failed to act in a manner that materially damages the Company, any Affiliate, its stockholders or the Company’s or any Affiliate’s financial condition or reputation or involves fraud; (ii) materially violated the Company’s published policies or codes, including but not limited to the Company’s ethics policies and codes as in effect from time to time if such violation has not been cured within 15 days after notice by the Company reasonably identifying such failure or breach; provided that no notice and cure opportunity need be provided if Executive had knowledge of the policy or code at the time of the violation and the violation is not reasonably curable as determined by the Board; (iii) impeded, interfered, or failed to reasonably cooperate with an investigation authorized by the Board or willfully failed to follow a legal and proper Board directive; (iv) misrepresented or concealed a material fact for purposes of securing employment with the Company or this Agreement; (v) abused alcohol and/or drugs in a manner that materially impacts his ability to successfully perform his duties under this Agreement; or (vi) willfully failed to perform duties or obligations under this Agreement or otherwise breached Executive’s duties or obligations under this Agreement, if such failure or breach has not been cured within 15 days after notice by the Company reasonably identifying such failure or breach; provided that no notice and cure opportunity need be provided if the failure or breach relates to any matter included in subparts (i), (iii), (iv) or (v) of this Section 8(g)(2) or is otherwise not reasonably curable as determined by the Board. Notwithstanding anything in this Section 8(g)(2) to the contrary, the failure of the Company or any Affiliate to achieve budgeted or projected financial or similar performance objectives shall not, in and of itself, be considered a breach of any obligation under this Agreement or to otherwise constitute “Cause” as defined herein.

(3) “Good Reason” means (i) any material diminution of Executive’s position, authority and duties under this Agreement; (ii) Executive is required to relocate to an employment location that is more than 50 miles from Executive’s current employment location (which the parties agree is the Company’s present Scottsdale headquarters); (iii) Executive’s Base Salary rate is reduced to a level that is less than the rate paid to Executive during the immediately prior calendar year, unless Executive has agreed to said reduction or unless the Company makes an across-the-board reduction that applies to all executives; or (iv) the Company materially breaches any of its obligations under this Agreement. Notwithstanding the above provisions, a condition shall not be considered “Good Reason” unless (i) Executive gives the Company written notice of such condition within 30 days after the material facts regarding such condition become known to Executive; (ii) the Company fails to cure such condition within 20 days after receiving Executive’s written notice; and (iii) Executive terminates his employment within 20 days after the expiration of the Company’s cure period.

(4) “Disability” shall be deemed to exist if Executive is unable, despite reasonable accommodation, to perform the essential functions of his current position due to physical or mental illness, injury or other medical condition for a period of not less than six (6) full months in any 12-month period.

(5) “Separation from Service” means, either (a) termination of Executive’s employment with Company and all Affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a “Separation from Service,” Executive’s employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive’s right to reemployment with Company or an Affiliate is provided either by statute or contract). If Executive’s period of leave exceeds six months and Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period.

Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

(h) Leave of Absence. At the Company’s sole discretion, Executive may be placed on a paid administrative leave of absence for a reasonable period of time (not to exceed 30 days unless otherwise reasonably required to resolve matters under investigation) should the Board believe it necessary for any reason, including, but not limited to confirm that reasonable grounds exist for a termination for Cause, for example, pending the outcome of any internal or other investigation or any criminal charges. During this leave, the Company may bar Executive’s access to the Company’s or any Affiliate’s offices or facilities or may provide Executive with access subject to terms and conditions as the Company chooses to impose. The Company’s decision to place Executive on a paid leave of absence shall not constitute grounds for Executive to terminate his employment for Good Reason pursuant to Section 8(b) and receive any severance pursuant to Section 9(c).

(i) Reimbursement Obligation. In recognition of the significant upfront costs incurred by the Company in connection with retaining Executive to serve as CEO (including without limitation search firm and legal fees and expenses), Executive specifically agrees that if, before June 1, 2011, the Company terminates his employment for Cause, or he terminates his employment without Good Reason, Executive will be required to pay the Company the amount equal to the actual relocation expenses incurred by the Company on behalf of Executive under Section 7(c) up to a maximum of $300,000 in a single lump-sum payment due within thirty days after the effective date of termination of employment.

9. Compensation in the Event of Termination.

(a) Cause or Resignation without Good Reason. If Executive’s employment terminates under Section 8(a) or 8(c), Executive shall receive (i) payment of any earned but unpaid Base Salary earned up to and including the date of termination; and (ii) reimbursement of any unreimbursed business expenses incurred up to and including the date of termination (together, the “Accrued Obligations”).

(b) Death or Disability. If Executive’s employment terminates under Section 8(e) or 8(f), Executive, or Executive’s estate, if applicable, shall receive the Accrued Obligations and any vested benefits that Executive, or Executive’s estate, may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan.

(c) Without Cause or for Good Reason. If Executive’s employment terminates under Section 8(b) or 8(d), Executive shall receive (subject to all of the terms and conditions of this Agreement, including without limitation Section 9(d) and Section 19): (i) the Accrued Obligations; (ii) the continuation of Executive’s then Base Salary for (A) 24 months for terminations effective prior to the end of the Initial Term, or (B) 18 months for terminations effective on or after the end of the Initial Term, less lawfully required withholdings, paid in accordance with the Company’s generally-applicable payroll practices; (iii) payment of any incentive compensation or bonus pursuant to the MIP (less lawfully required withholdings, and payable at the time payments are made to MIP participants generally), which was earned in or payable with respect to performance during the plan year immediately prior to the plan year in which the termination occurs and which has not been paid as of the date of termination (so long as Executive (x) was employed through the final day of the plan year in which the incentive compensation or bonus was earned; and (y) had not given notice of termination without Good Reason or received notice of termination for Cause, in either case prior to the final day of the plan year); and (iv) a portion of the Executive’s COBRA coverage premiums for 18 months (or such shorter time if such coverage terminates under Section 4980B of the Internal Revenue Code), provided that Executive shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the last day of Executive’s active employment and shall comply with applicable election and eligibility requirements.

(d) Release Agreement. Notwithstanding anything to the contrary herein, no payment shall be made or benefit furnished under Section 9(c) unless Executive executes (and does not revoke) a legal release (“Release Agreement”), in the form and substance reasonably requested by the Company, in which Executive releases the Company, Affiliates, directors, officers, employees, agents and others affiliated with the Company from any and all claims arising through the date of the Release Agreement, including claims relating to Executive’s employment with the Company and the termination of Executive’s employment; provided, however, that Executive will not be required to release any claim under the Indemnity Agreement entered into between Executive and the Company. The Release Agreement must be executed and returned to the Company within the 21 or 45 day (as applicable) period described in the Release Agreement and it must not be revoked by Executive within the seven-day revocation period described in the Release Agreement.

(e) Compliance with Code Section 409A. Any payment under this Section 9 shall be subject to the provisions of this Section 9(e) (except for a payment pursuant to death under Section 9(b)). If Executive is a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event set forth in Sections 8(b), (d) or (f) and if no exception from Code Section 409A applies in whole or in part, then the severance or other payments pursuant to this Section 9 (or the portion of such payments with respect to which no exemption from Code Section 409A applies) shall be made to Executive by the Company on the first day of the seventh month following the date of the Executive’s Separation from Service (the “409A Payment Date”), should this Section 9(e) result in a delay of payments to Executive, the Company shall begin to make such payments as described in this Section 9, provided that any amounts that would have been payable earlier but for the application of this Section 9, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by the Company’s primary bank from time to time as its prime rate from the date that payments to you should have been made under this Agreement. The balance of such severance payments shall be payable in accordance with regular payroll timing in effect on the date of Executive’s Separation from Service and the COBRA premiums shall be paid monthly. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Code Section 409A(a)(2)(B)(i), or any successor provision and the treasury regulations and rulings issued hereunder.

10. Confidentiality; Non-Disclosure; Ownership of Work.

(a) Confidentiality; Non-Disclosure. During the course of Executive’s employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the “Confidential and Proprietary Information”). Due to Executive’s senior position with the Company its Affiliates, Executive acknowledges that Executive regularly receives Confidential and Proprietary Information with respect to the Company and/or its Affiliates; for the avoidance of doubt, all such information is expressly included in the defined term “Confidential and Proprietary Information.” In the event Executive’s employment is terminated by either party for any reason, Executive promises that Executive will not, retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement, (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use, (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by the Company for release or other use by the Executive. The provisions of this paragraph shall survive the termination of this Agreement.

(b) Ownership of Work, Materials and Documents. All records, reports, notes, compilations, software, programs, designs and/or other recorded or created matters, copies thereof or reproductions, in whatever media form and whether stored on devices owned by the Company or owned by Executive, relating to the Company’s and its Affiliates’ trade secrets, operations, activities, or business, made or received by Executive during any past, present or future employment with the Company and its Affiliates are and shall be works made for hire and are, or shall become the exclusive property of the Company. Immediately upon the Company’s request at any time during or following the term of this Agreement, Executive shall return to the Company any and all Confidential and Proprietary Information and any other property of the Company or any Affiliate then within Executive’s possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, shall be a breach of this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

11. Covenant-Not-To-Compete.

(a) Interests to be Protected. The parties acknowledge that during the term of Executive’s employment, Executive will perform essential services for the Company and its Affiliates, employees and shareholders, and for municipalities and other persons or entities with which the Company or one or more of its Affiliates contracts or to or through which the Company or one or more of its Affiliates provides services (collectively, “clients”) of the Company. For purposes of this Section 11, reference to the Company shall include reference to the Company and its Affiliates. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with the Company’s clients on a first-hand basis, and Executive will gain valuable insight as to the clients’ operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of the Confidential and Proprietary Information. The parties also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to the Company, and that if the Company must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with the Company in any manner whatsoever, it could seriously impair the goodwill and diminish the value of the Company’s business. The parties acknowledge that these covenants set forth throughout this Section 11 have an extended duration; however, they agree that these covenants are reasonable and necessary for the protection of the legitimate business interests of the Company. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive’s employment with the Company should terminate (including opportunities in industries or lines of business in which the Company does not participate), the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

(b) Devotion to Employment. Executive shall devote substantially all Executive’s business time and efforts to the performance of Executive’s duties on behalf of the Company. During Executive’s term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Company, engage in any outside employment, or in any activity competitive with or adverse to the Company’s business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors’ activity, as long as they do not conflict with the Company and, in the case of positions on boards of directors or similar bodies, receive the prior written approval of the Board. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Company activities shall be conducted in compliance with the Company’s corporate governance policies and other policies and procedures as in effect from time to time.

(c) Non-Solicitation of Clients. During the term of Executive’s employment with the Company and for a period, after the termination of employment with the Company, equal to two years (the “Non-Compete Period”), regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle, accept or solicit client(s) or prospective clients of the Company with whom (i) Executive worked as an employee of the Company at any time prior to termination, or at the time of termination; or (ii) about whom Executive possessed or had access to Confidential and Proprietary Information at any time prior to termination, or at the time of termination, for the purpose of soliciting, providing or selling such client(s) or prospective client(s) services that are the same, similar, or related to the services that the Company provides, or has prepared or offered to provide, to such client(s) or prospective client(s).

(d) Non-Solicitation of Employees. During the term of Executive’s employment with the Company and for the Non-Compete Period, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire any Company employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for the Company. For the purposes of this Section 11(d), “Company employee” shall mean any individual who (i) is employed by or who works as a contractor for the Company at any time during the 12-month period preceding the termination of this Agreement, or (ii) is employed by or who works as a contractor for the Company at any time during the Non-Compete Period.

(e) Competing Business. During the term of this Agreement and for the Non-Compete Period, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as the Company, which would be in competition with any Company line of business of the Company, in any geographical service area where the Company is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination of this Agreement. Without limiting the foregoing or any other aspect of this Covenant-not-to-Compete, Executive further specifically acknowledges and agrees that the limitations set forth in this Section 11(e) expressly preclude competitive activity of any nature in any geographical service area by Executive for or on behalf of American Medical Response (AMR) or any of AMR’s, Affiliates, successors or assigns. If the geographical service areas described above in this Section 11(e) should be found by a court to be unreasonable in scope, then the geographical service areas applicable herein shall be the geographical service areas in which Executive performed Executive’s duties pursuant to this Agreement. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which is, or will be, performing the same or similar services as those provided by the Company.

(f) Extension of Period. Executive agrees that the Non-Compete Period referred to in Sections 11(c), (d) and (e) shall be extended for a period of time equal to the duration of any breach thereof by Executive.

(g) Judicial Amendment. If the scope of any provision of Sections 10 or 11 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Sections 10 or 11 of this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

(h) Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive’s position with the Company, and with full realization that a violation of Sections 10 and 11 will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the Company’s interests, Executive understands and agrees that in addition to instituting arbitration proceedings to recover damages resulting from a breach of this Agreement, the Company may seek to enforce this Agreement with a court action for injunctive relief in any state or federal court of competent jurisdiction in Maricopa County, Arizona, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive. In any action brought pursuant to this Section 11(h), the prevailing party shall be entitled to an award of attorney’s fees and costs.

(i) Survival. The provisions of this Section 11 shall survive the termination of this Agreement.

12. Cooperation; No Disparagement. During the Non-Compete Period, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. Additionally, at all times after the Executive’s employment with the Company has terminated, Company and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services. In consideration for such cooperation, but only if the Executive is not receiving severance pursuant to Section 9, Company shall compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive’s Base Salary during the year preceding the date of termination) and, whether or not Executive is receiving severance, Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in connection with such cooperative efforts.

13. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

14. Assignment by Company. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

15. Entire Agreement. This Agreement, the CIC Agreement, and any agreements concerning equity compensation or other benefits, embody the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof, including but not limited to the Term Sheet signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.

16. Governing Law; Exclusive Venue. Because the Company has its principal place of business located in Scottsdale, Arizona, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, this Agreement shall be deemed entered into by the Company and Executive in Scottsdale, Arizona. The law of the State of Arizona shall govern the interpretation and application of all of the provisions of this Agreement. The parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of the courts in Maricopa County, Arizona in connection with any litigation which may be brought with respect to a dispute between the parties, regardless of where Executive resides or where the services required by this Agreement are performed. Executive irrevocably waives Executive’s right, if any, to have any disputes between Executive and the Company decided in any jurisdiction or venue other than a court in the State of Arizona.

17. Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to the Company:	Rural/Metro Corporation 9221 East Via de Ventura Scottsdale, Arizona 85258 Attention: General Counsel

with a copy to:	Paul M. Gales, Esq. 8765 E. Bell Road, Suite 110 Scottsdale, Arizona 85260

if to Executive:	Michael P. DiMino 2925 SOM Center Chagrin Falls, OH 44002

18. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys fees, between the parties hereto arising directly or indirectly out of or connected with this Agreement and/or the parties’ employment relationship, unless mutually settled by the parties hereto, shall be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). The parties agree that before proceeding to arbitration that they will mediate their disputes before a mutually selected mediator. If the parties are unable to mutually select a mediator, then the parties shall jointly request that the AAA appoint a mediator. Any arbitration shall be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator, the parties shall jointly request that the AAA appoint an arbitrator. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the parties mutually agree that the arbitration shall be conducted by a panel of three arbitrators. The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) may award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix/Scottsdale metropolitan area. The Company shall initially pay all AAA, mediation, and arbitrator’s fees and costs. The arbitrator(s) may award reasonable attorneys’ fees and/or costs to the prevailing party.

19. Withholding; Release; No Duplication of Benefits. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), shall be subject to receipt by the Company from Executive of a release consistent with Section 9(d) of this Agreement, and compliance by Executive with the covenants set forth in Sections 10 and 11 hereof. If there is any conflict between the provisions of the CIC Agreement and this Agreement, such conflict shall be resolved so as to provide the greater benefit to Executive. However, in order to avoid duplication of any monetary benefits, any payments or benefits due under Executive’s CIC Agreement or under any employee severance plan to the extent such a plan exists or is subsequently implemented by the Company, will be reduced by any payments or benefits provided hereunder.

20. Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

21. Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

22. Executive Representations. Executive hereby represents that he is not subject to any contract or other restriction that would prevent, or in any way interfere with, his accepting employment with the Company and performing any or all of Executive’s duties contemplated pursuant to this Agreement. Executive further acknowledges that the Company has directed him to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of his duties with the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

RURAL/METRO CORPORATION, a Delaware corporation

By:	/s/ Conrad A. Conrad
Conrad A. Conrad
Chairman of the Board of Directors

EXECUTIVE: MICHAEL P. DiMINO

/s/ Michael P. DiMino

14